Exhibit 99.1

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

True Religion Apparel Reports 2008 Third Quarter Financial Results

— Record breaking Q3 08 net sales of $79.4 million, an increase of 63.9% from $48.4 million in Q3 07 —

— Increases full year 2008 guidance for third consecutive quarter; high-end of net sales guidance raised by $18 million to $265 million from $247 million and high end of EPS guidance raised by $0.13 to $1.78 from $1.65 —

— Q3 08 gross profit increased 67.2% to $46.4 million from $27.7 million in Q3 07—

— Q3 08 operating income grew 46.4% to $22.3 million from $15.2 million in Q3 07 —

—Q3 08 results include a tax benefit of $2.1 million, or $0.09 per diluted share —

—Q3 08 net income grew 75.8% to $15.4 million from $8.8 million in Q3 07—

—Q3 08 diluted EPS reached $0.64, an increase of 73.0% from $0.37 in Q3 07—

VERNON, California — November 6, 2008 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the three and nine months ended September 30, 2008.

Third Quarter Financial Results

•                  Net sales in the third quarter of 2008 were $79.4 million, an increase of 63.9% from $48.4 million in the third quarter of 2007. Net sales in the Company’s U.S. wholesale segment increased 53.8% to $46.3 million from $30.1 million in the prior year period. The Company’s international wholesale segment’s net sales increased 3.2% to $11.2 million from $10.9 million in the 2007 prior year period. Net sales for the consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 198.2% to $21.5 million from $7.2 million in the prior year period. The Company operated 36 branded stores as of September 30, 2008, compared to 13 as of September 30, 2007. Third quarter 2008 net sales included $0.4 million of licensing revenues.

•                  Gross profit in the third quarter of 2008 was $46.4 million, or 58.4% of net sales, compared to $27.7 million, or 57.2% of net sales, in the third quarter of 2007. The overall improvement in gross margin reflects the ongoing segment mix shift towards the Company’s higher-margin consumer direct business, partially offset by increased sales of prior season merchandise to select off-price retailers.

•                  Selling, general and administrative (“SG&A”) expenses in the third quarter of 2008 increased 92.6% to $24.1 million from $12.5 million in the prior year period. SG&A expenses for the third quarter of 2008 included growth in consumer direct operating costs of $5.6 million and $0.8 million in incremental marketing expense related to the Company’s 2008 marketing campaign. The Company’s third quarter 2008 SG&A expenses also included incremental performance based compensation of approximately $1.3 million based on the Company exceeding its 2008 operating performance benchmarks year-to-date.

•                  Operating income for the 2008 third quarter increased 46.4% to $22.3 million, or 28.1% of net sales, from $15.2 million, or 31.4% of net sales, in the 2007 third quarter. The year-over-year reduction in operating margin was primarily driven by the decrease in the U.S. Wholesale segment’s gross margin and the incremental expense in connection with the 2008 Fall National print campaign.

•                  True Religion’s effective tax rate for the third quarter of 2008 was 31.1% compared to 44.0% for the third quarter of 2007. During the third quarter, the Company implemented a tax planning strategy that retroactively changed its filing status in certain states which reduced the Company’s tax provision by $1.5 million, and increased its earnings per diluted share by $0.06. Additionally, the Company finalized its 2007 tax returns, which included additional analysis of its Federal and State tax obligations; as a result of this analysis, the Company reduced its income tax provision in the third quarter of 2008 by $0.6 million, which increased its earnings per diluted share by $0.03.

•                  Net income for the 2008 third quarter increased 75.8% to $15.4 million, or $0.64 per diluted share based on weighted average shares outstanding of 24.2 million, from $8.8 million, or $0.37 per diluted share based on weighted average shares outstanding of 24.0 million in the 2007 third quarter.

Year-to-Date Financial Results

•                  Net sales for the first nine months of 2008 were $197.0 million, an increase of 63.4% from $120.5 million in the prior year period. Net sales in the Company’s U.S. wholesale segment increased 47.3% to $117.2 million from $79.6 million in the prior year period. The Company’s international wholesale segment’s net sales increased 24.1% to $28.0 million from $22.5 million in the first nine months of 2007. Net sales for the consumer direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 186.3% to $50.9 million from $17.8 million in the prior year period. Net sales for the first nine months of 2008 included $1.0 million of licensing revenues.

•                  Gross profit for the first nine months of 2008 was $113.7 million, or 57.7% of net sales, compared to $68.7 million, or 57.0% of net sales, in the first nine months of 2007. The overall improvement in gross margin reflects the ongoing segment net sales mix shift towards the Company’s higher-margin consumer direct business, partially offset by increased sales of prior season merchandise to select off-price retailers, increased in-bound freight costs on certain imported denim fabric, and a decrease in net sales to boutique customers which produce a higher gross margin.

•                  SG&A expenses for the first nine months of 2008 increased 78.3% to $64.7 million from $36.3 million in the first nine months of 2007. SG&A expenses for the first nine months of 2008 included growth in consumer direct operating costs of $13.5 million, $1.9 million in incremental marketing expense related to the Company’s 2008 marketing campaign, $2.4 million of incremental performance based compensation and $0.8 million in incremental professional fees primarily related to the restatement of the Company’s previously released financial statements. The Company’s SG&A expenses for the first nine months of 2007 included $2.4 million of severance and recruiting costs related to the replacements of two former executives.

•                  Operating income for the nine months ended September 30, 2008 increased 51.3% to $49.0 million, or 24.9% of net sales, from $32.4 million, or 26.9% of net sales for the nine months ended September 30, 2007.

•                  True Religion’s effective tax rate for the first nine months of 2008 was 36.6% compared to 44.0% for the first nine months of 2007. During the third quarter, the Company implemented a tax planning strategy that retroactively changed its filing status in certain states which reduced the Company’s tax provision by $1.5 million for the nine months ended September 30, 2008 and increased the Company’s earnings per diluted share by $0.06. Additionally the Company finalized its 2007 tax returns, which included additional analysis of its Federal and State tax obligations: as a result of this analysis, the

Company reduced its income tax provision for the nine months ended September 30, 2008 by $0.6 million, which increased its diluted earnings per share by $0.03.

•                  Net income for the nine months ended September 30, 2008 increased 67.3% to $31.7 million, or $1.31 per diluted share based on weighted average shares outstanding of 24.2 million, from $18.9 million, or $0.79 per diluted share based on weighted average shares outstanding of 23.9 million in the nine-month period ended September 30, 2007.

Balance Sheet and Liquidity

As of September 30, 2008, the Company had $55.8 million of cash and cash equivalents and no debt. Net cash provided by operating activities during the first nine months of 2008 was $42.2 million compared to $8.7 million in the prior year period.

“We are pleased with our third quarter results which reflect the continued strength of our product assortment across each of our businesses,” said Jeffrey Lubell, Chairman, Chief Executive Officer and Creative Director of True Religion Apparel, Inc. “We delivered another quarter of record breaking performance with revenues increasing 64% to $79.4 million from $48.4 million and net income growing 76% to $15.4 million from $8.8 million. Our financial position continued to strengthen as we ended the quarter with $55.8 million in cash and cash equivalents, and no debt. We are especially pleased with our ability to help fund our growth through our strong operating cash flow.”

Mr. Lubell continued, “Our continued outperformance serves as a testament to our commitment to continuously innovate and evolve our merchandise in a manner that resonates with consumers. Key to building towards True Religion’s goal to be a global, aspirational brand will be further expanding our assortment of denim and denim-related sportswear products, continuing to evolve our channels of distribution and increasing our presence in key international markets.”

Store Openings

During the 2008 third quarter, True Religion opened six new stores, bringing its total store count at the end of the third quarter to 36 stores compared to 13 stores at the end of the 2007 third quarter. As of November 6, 2008, the Company has opened three additional stores since the end of the third quarter, bringing the total store count to 39 stores. The Company now expects a total of 41 branded retail stores by year end 2008 compared to its previous target of 39 branded retail stores.

Q3 2008 Segment Results

(Amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
Net sales:	2008	2007	% Increase/ Decrease	2008	2007	% Increase/ Decrease
Wholesale - US	$46,292	$30,090	53.8%	$117,215	$79,599	47.3%
Wholesale - Int’l	11,226	10,878	3.2%	27,951	22,522	24.1%
Consumer Direct	21,458	7,196	198.2%	50,890	17,778	186.3%
Other	444	279	59.1%	954	643	48.4%
Total net sales	$79,420	$48,443	63.9%	$197,010	$120,542	63.4%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Gross Profit:	Amount	Gross Margin %	Amount	Gross Margin %	Amount	Gross Margin %	Amount	Gross Margin %
Wholesale - US	$23,614	51.0%	$16,658	55.4%	$60,078	51.3%	$43,230	54.3%
Wholesale - Int’l	5,583	49.7%	5,251	48.3%	13,319	47.7%	11,288	50.1%
Consumer Direct	16,723	77.9%	5,545	77.1%	39,396	77.4%	13,538	76.2%
Other	444	100.0%	278	99.6%	954	100.0%	642	99.8%
Total gross profit	$46,364	58.4%	$27,732	57.2%	$113,747	57.7%	$68,698	57.0%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Operating Income:	Amount	Operating Margin %	Amount	Operating Margin %	Amount	Operating Margin %	Amount	Operating Margin %
Wholesale - US	$15,440	33.4%	$10,595	35.2%	$36,329	31.0%	$26,231	33.0%
Wholesale - Int’l	4,781	42.6%	4,925	45.3%	11,962	42.8%	10,674	47.4%
Consumer Direct	8,285	38.6%	2,699	37.5%	19,270	37.9%	6,883	38.7%
Other	(6,205)	NM	(2,984)	NM	(18,520)	NM	(11,379)	NM
Total operating income	$22,301	28.1%	$15,235	31.4%	$49,041	24.9%	$32,409	26.9%

2008 Guidance

The Company is updating its guidance for the fiscal year ended December 31, 2008 as follows:

•                  Net sales are expected to be $265 million (as compared to its previously updated guidance on August 6, 2008 of $242 million to $247 million), representing an anticipated net sales increase of 53% compared to 2007 net sales of $173 million.

•                  EPS is expected to be $1.78 (as compared to its previously updated guidance on August 6, 2008 of $1.61 to $1.65) representing an anticipated EPS increase of 53% compared to 2007 diluted EPS of $1.16.

The Company’s updated net sales and EPS guidance reflects the Company’s performance in the first nine months of 2008, increased visibility into its wholesale forward order book through the fourth quarter of 2008, and a reduced effective tax rate of 39.5%, which excludes the previously noted $1.5 million impact of the tax planning strategy and the $0.6 million associated with the filing of the 2007 tax returns, versus its previous estimate of 41.0%. The EPS guidance assumes fully diluted weighted average shares outstanding of approximately 24.2 million for 2008.

Mr. Lubell added, “We are pleased to raise our full year 2008 guidance for the third consecutive quarter and look forward to building upon our positive momentum in the fourth quarter of 2008.”

Segment Guidance

($ in millions)

	Year Ending
	December 31, 2008
	Net Sales	Pre-Tax Income	Pre-Tax Margin
US Wholesale	$152	$46	30.3%
International Wholesale	37	15	40.5%
Consumer Direct	75	29	38.7%
Licensing	1	1	N/M
Corporate Overhead	—	(24)	N/M
Total	$265	$67	25.3%

2009 Guidance

The Company intends to issue guidance for the full year 2009 when it reports fourth quarter and full year 2008 results in the first quarter of 2009.

Investor Conference Call

True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international) and entering passcode: 3930322.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, South Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2008 Guidance, Segment Guidance, Store Opening Guidance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the United States economy; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and control its expansion plans.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$79,420	$48,443	$197,010	$120,542
Cost of sales	33,056	20,711	83,263	51,844
Gross profit	46,364	27,732	113,747	68,698

Selling, general, and administrative expenses	24,063	12,497	64,706	36,289

Operating income	22,301	15,235	49,041	32,409

Interest income, net	(100)	(458)	(888)	(1,421)

Income before provision for income taxes	22,401	15,693	49,929	33,830
Provision for income taxes	6,964	6,910	18,265	14,898
Net income	$15,437	$8,783	$31,664	$18,932

Earnings per share:
Basic	$0.65	$0.38	$1.35	$0.83
Diluted	$0.64	$0.37	$1.31	$0.79

Weighted average shares outstanding:
Basic	23,616	23,023	23,453	22,944
Diluted	24,155	23,984	24,219	23,907

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$55,849	$28,686
Marketable securities, available for sale	—	5,345
Accounts receivable, net of allowances:
From factor	27,648	14,709
From customers	6,093	13,189
Inventory	27,604	20,771
Deferred income tax assets	5,125	4,707
Prepaid expenses and other current assets	4,654	2,305
Total current assets	126,973	89,712
Property and equipment, net	23,899	11,579
Marketable securities, available for sale	8,708	10,200
Deferred income tax assets	888	561
Other assets	1,696	1,206

TOTAL ASSETS	$162,164	$113,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$10,484	$9,597
Accrued salaries, wages and benefits	6,396	4,059
Income taxes payable	13,705	3,210
Total current liabilities	30,585	16,866
Long-term deferred rent	3,907	1,145
Total liabilities	34,492	18,011

Commitment and contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 24,403 and 23,587 issued and outstanding, respectively	2	2
Additional paid-in capital	35,435	26,491
Retained earnings	92,917	68,754
Accumulated other comprehensive loss, net	(682)	—
Total stockholders’ equity	127,672	95,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$162,164	$113,258

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$31,664	$18,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,265	1,426
Provision for bad debts and returns	723	14
Stock-based compensation	8,248	4,519
Tax benefit from stock-based compensation	182	1,303
Excess tax benefit from stock-based compensation	(182)	(1,270)
Deferred income tax provision	(277)	620
Other	164	(170)
Changes in operating assets and liabilities:	—
Accounts receivable from factor	(13,093)	(4,687)
Accounts receivable from customers	5,978	(2,144)
Inventory	(6,218)	(8,966)
Prepaid expenses and other current assets	(2,348)	(1,177)
Other assets	(393)	(90)
Accounts payable and accrued expenses	(10)	2,722
Accrued salaries, wages and benefits	2,197	1,296
Income taxes payable	10,495	(4,146)
Long-term deferred rent	2,762	506
Net cash provided by operating activities	42,157	8,688

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,664)	(7,278)
Expenditures to establish trademarks	(57)	(172)
Purchases of marketable securities	—	(15,117)
Sales of marketable securities	5,550	85
Net cash used in investing activities	(8,171)	(22,482)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	26	198
Tax withholding payment for stock-based compensation	(7,014)	(3,059)
Excess tax benefit from stock-based compensation	182	1,270
Net cash used in financing activities	(6,806)	(1,591)

Effect of exchange rate changes in cash	(17)	—

Net increase (decrease) in cash and cash equivalents	27,163	(15,385)
Cash and cash equivalents, beginning of period	28,686	44,878
Cash and cash equivalents, end of period	$55,849	$29,493